Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-123370 on Form S-8 of our report dated March 18, 2014, relating to our audit of the consolidated financial statements and the financial statement schedule, appearing in the Annual Report on Form 10-K of Paulson Capital Corp. for the years ended December 31, 2013 and 2012.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

March 18, 2014